SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                              ______________________

                                   SCHEDULE 13D
                                  (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 3)<F1>

                               Host Marriott, L.P.
--------------------------------------------------------------------------------
                                 (Name of Issuer)

                            Class A Partnership Units
--------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                    _ _ _ _ _
--------------------------------------------------------------------------------
                                  (CUSIP Number)

                                 Thomas J. Saylak
                      Blackstone Real Estate Associates L.P.
                           345 Park Avenue, 31st Floor
                             New York, New York 10154
                                  (212) 935-2626

                                 With a copy to:

                               Gregory Ressa, Esq.
                            Simpson Thacher & Bartlett
                               425 Lexington Avenue
                             New York, New York 10017
                                  (212) 455-2000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 February 7, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: / /

         Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                           (Continued on following pages)
                                (Page 1 of 36 pages)

----------------------
[FN]
<F1>
     The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. _____                       13D                         Page 2 of 36


    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Partners II L.P.

            I.R.S. Identification No. - 13-3930073

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                    (a)
                                                                    (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                     / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

             NUMBER OF UNITS            (7)     SOLE VOTING POWER
            BENEFICIALLY OWNED
            BY EACH REPORTING                   9,611,789
               PERSON WITH
                                        (8)     SHARED VOTING POWER

                                                468,470

                                        (9)     SOLE DISPOSITIVE POWER

                                                9,611,789

                                        (10)    SHARED DISPOSITIVE POWER

                                                468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            10,080,259

    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.7%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 3 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Holdings II L.P.

            I.R.S. Identification No. - 13-3916108

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                     (a)
                                                                     (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               2,788,410
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         2,788,410

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            3,256,880

    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.2%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 4 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Partners II.TE.1 L.P.

            I.R.S. Identification No. - 13-3915147

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                     (a)
                                                                     (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               7,760,229
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         7,760,229

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            8,228,699

    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.0%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 5 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Partners II.TE.2 L.P.

            I.R.S. Identification No. - 13-3915149

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               334,369
           PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         334,369

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            802,839

    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.3%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 6 of 36

    (1)     NAME OF REPORTING PERSONS
            S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

            Blackstone Real Estate Partners II.TE.3 L.P.

            I.R.S. Identification No. - 13-3943180

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               1,595,342
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         1,595,342

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            2,063,812

    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.8%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 7 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Partners II.TE.4 L.P.

            I.R.S. Identification No. - 13-3943181

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               324,511
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         324,511

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            792,981

    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.3%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 8 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Partners II.TE.5 L.P.

            I.R.S. Identification No. - 13-3973673

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            PURSUANT TO ITEMS 2(d) or 2(e)                    / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               682,581
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         682,581

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            1,115,051
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.4%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 9 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Partners I L.P.

            I.R.S. Identification No. - 13-3930073

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               3,013,956
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         3,013,956

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            3,482,426

    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.3%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 10 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Partners Two L.P.

            I.R.S. Identification No. - 13-3787414

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               197,630
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         197,630

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            666,100
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.3%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 11 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Partners Three L.P.

            I.R.S. Identification No. - 13-3787415

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               1,917,355
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         1,917,355

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            2,385,825
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.9%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 12 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Partners IV L.P.

            I.R.S. Identification No. - 13-3787416

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               60,278
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         60,278

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            528,748
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.2%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 13 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone RE Capital Partners L.P.

            I.R.S. Identification No. - 13-3794146

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               314,359
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         314,359

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            782,829
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.3%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 14 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone RE Capital Partners II L.P.

            I.R.S. Identification No. - 13-3794148

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               34,504
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         34,504

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            502,974
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.2%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 15 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone RE Offshore Capital Partners L.P.

            I.R.S. Identification No. - 13-3794149

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               60,700
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         60,700

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            529,170
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.2%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 16 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Holdings L.P.

            I.R.S. Identification No. - 13-3789506

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               1,801,956
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         1,801,956

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            2,270,426
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.8%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 17 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            CR/RE L.L.C.

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               27,078
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         27,078

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            495,548
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.2%

    (14)    TYPE OF REPORTING PERSON

CUSIP No. _____                       13D                         Page 18 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            BRE Logan Hotel Inc.

            I.R.S. Identification No. - 13-3731847

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               22,204
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         None

                                 (9)     SOLE DISPOSITIVE POWER

                                         22,204

                                 (10)    SHARED DISPOSITIVE POWER

                                         None

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            22,204
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            Less than 0.1%

    (14)    TYPE OF REPORTING PERSON

            CO

CUSIP No. _____                       13D                         Page 19 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            BRE/Ceriale L.L.C.

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               468,470
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         None

                                 (9)     SOLE DISPOSITIVE POWER

                                         468,470

                                 (10)    SHARED DISPOSITIVE POWER

                                         None

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            468,470
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.2%

    (14)    TYPE OF REPORTING PERSON

CUSIP No. _____                       13D                         Page 20 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            RTZ Management Corp.

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               14
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         None

                                 (9)     SOLE DISPOSITIVE POWER

                                         14

                                 (10)    SHARED DISPOSITIVE POWER

                                         None

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            14
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            Less than 0.1%

    (14)    TYPE OF REPORTING PERSON

            CO

CUSIP No. _____                       13D                         Page 21 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Associates L.P.

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            00

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               None
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         6,067,252

                                 (9)     SOLE DISPOSITIVE POWER

                                         None

                                 (10)    SHARED DISPOSITIVE POWER

                                         6,067,252

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            6,067,252
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                       / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.2%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 22 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Associates II L.P.

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            Not Applicable

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               None
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         20,777,291

                                 (9)     SOLE DISPOSITIVE POWER

                                         None

                                 (10)    SHARED DISPOSITIVE POWER

                                         20,777,291

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            20,777,291
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            7.7%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 23 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Blackstone Real Estate Management II L.P.

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            Not Applicable

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               None
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         23,565,701

                                 (9)     SOLE DISPOSITIVE POWER

                                         None

                                 (10)    SHARED DISPOSITIVE POWER

                                         23,565,701

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            23,565,701
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            8.7%

    (14)    TYPE OF REPORTING PERSON

            PN

CUSIP No. _____                       13D                         Page 24 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            BREA L.L.C.

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            Not Applicable

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               None
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         7,869,208

                                 (9)     SOLE DISPOSITIVE POWER

                                         None

                                 (10)    SHARED DISPOSITIVE POWER

                                         7,869,208

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            7,869,208
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.9%

    (14)    TYPE OF REPORTING PERSON

CUSIP No. _____                       13D                         Page 25 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            BREA II L.L.C.

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            Not Applicable

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               None
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         23,565,701

                                 (9)     SOLE DISPOSITIVE POWER

                                         None

                                 (10)    SHARED DISPOSITIVE POWER

                                         23,565,701

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            23,565,701
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            8.7%

    (14)    TYPE OF REPORTING PERSON

CUSIP No. _____                       13D                         Page 26 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Peter G. Peterson

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            Not Applicable

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               None
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         30,988,657

                                 (9)     SOLE DISPOSITIVE POWER

                                         None

                                 (10)    SHARED DISPOSITIVE POWER

                                         30,988,657

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            30,988,657

    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            11.4%

    (14)    TYPE OF REPORTING PERSON

            IN

CUSIP No. _____                       13D                         Page 27 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen A. Schwarzman

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            Not Applicable

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               None
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         30,988,657

                                 (9)     SOLE DISPOSITIVE POWER

                                         None

                                 (10)    SHARED DISPOSITIVE POWER

                                         30,988,657

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            30,988,657

    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            11.4%

    (14)    TYPE OF REPORTING PERSON

            IN

CUSIP No. _____                       13D                         Page 28 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            John G. Schreiber

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            Not Applicable

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.

          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               None
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         None

                                 (9)     SOLE DISPOSITIVE POWER

                                         None

                                 (10)    SHARED DISPOSITIVE POWER

                                         26,376,073

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            26,376,073

    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.7%

    (14)    TYPE OF REPORTING PERSON

            IN

CUSIP No. _____                       13D                         Page 29 of 36

    (1)     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            John Ceriale

    (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                       (a)
                                                                       (b)  /x/
    (3)     SEC USE ONLY

    (4)     SOURCE OF FUNDS

            Not Applicable

    (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                   / /

    (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.
          NUMBER OF UNITS        (7)     SOLE VOTING POWER
         BENEFICIALLY OWNED
         BY EACH REPORTING               27,078
            PERSON WITH
                                 (8)     SHARED VOTING POWER

                                         468,470

                                 (9)     SOLE DISPOSITIVE POWER

                                         27,078

                                 (10)    SHARED DISPOSITIVE POWER

                                         468,470

    (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON

            495,548
    (12)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
            EXCLUDES CERTAIN SHARES                                 / /

    (13)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.2%

    (14)    TYPE OF REPORTING PERSON

            IN

CUSIP No. _____                       13D                         Page 30 of 36

                                AMENDMENT NO. 3

          The Statement on Schedule 13D relating to the Class A partnership units (the "OP Units") of Host Marriott, L.P. (the "Issuer") initially filed on January 12, 1999, as amended (the "Schedule 13D"), by Blackstone Real Estate Partners II L.P. ("BRE II"); Blackstone Real Estate Holdings II L.P. ("BREH II"); Blackstone Real Estate Partners II T.E. 1 L.P. ("BRE II TE 1"); Blackstone Real Estate Partners II T.E. 2 L.P. ("BRE II TE 2"); Blackstone Real Estate Partners II T.E. 3 L.P. ("BRE II TE 3"); Blackstone Real Estate Partners II T.E. 4 L.P. ("BRE II TE 4"); Blackstone Real Estate Partners II T.E. 5 L.P. ("BRE II TE 5"); Blackstone Real Estate Partners I L.P. ("BRE I"); Blackstone Real Estate Partners Two L.P. ("BRE Two"); Blackstone Real Estate Partners Three L.P. ("BRE Three"); Blackstone Real Estate Partners IV L.P. ("BRE IV"); Blackstone RE Capital Partners L.P. ("BRECP"); Blackstone RE Capital Partners II L.P. ("BRECP II"); Blackstone RE Offshore Capital Partners L.P. ("BOC"); Blackstone Real Estate Holdings L.P. ("BREH"); CR/RE L.L.C. ("CRRE"); BRE/Ceriale L.L.C. ("BRE/Ceriale"); RTZ Management Corp. ("RTZ"); BRE Logan Hotel Inc. ("Logan"); Blackstone Real Estate Associates L.P. ("BREA"); Blackstone Real Estate Associates II L.P. ("BREA II"); Blackstone Real Estate Management Associates II L.P. ("BREMA II"); BREA L.L.C. ("BREA LLC"); ("BREA II LLC"); Peter G. Peterson ("Peterson"); Stephen A. Schwarzman ("Schwarzman"); John G. Schreiber ("Schreiber"); and John Ceriale ("Ceriale"), is hereby amended as set forth herein. Cambridge is no longer a member of the group described in this
Schedule 13D. Responses to each item below may be incorporated by reference into each other item, as applicable. Capitalized terms used herein but not defined shall have the meanings set forth in the Schedule 13D.

Item 2.      Identity and Background.

          Item 2 is hereby amended by deleting Cambridge from the list of filing persons, the description of the principal business of each Reporting Person and the definition of "Reporting Person".

Item 5.    Interest in Securities of the Issuer.

          Item 5 is hereby deleted in its entirety and replaced by the following text:

          As of the date of this filing, the Reporting Persons own, in the aggregate, 31,015,735 OP Units, which are redeemable for cash (or at Host Marriott Corporation's election, exchangeable for Common Stock on a one-for-one basis).

         As of the date of this filing, BRE II, BREH II, BRE II TE 1,
BRE II TE 2, BRE II TE 3, BRE II TE 4 and BRE II TE 5 may be deemed to beneficially own 9,611,789 (or approximately 3.5% of the outstanding OP Units; all percentages herein are based on the total number of OP Units outstanding as reported in the Issuer's most recently filed Form 10-Q for the quarter ended September 8, 2000, based upon best available information as of the date hereof), 2,788,410 (1.0%), 7,760,229 (2.9%), 334,369 (0.1%),
1,595,342 (0.6%), 324,511 (0.1%) and 682,581 (0.3%) OP Units, respectively.
As of the date of this filing, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC and BREH may be deemed to beneficially own 3,013,956 (1.1%), 197,630 (less than 0.1%), 1,917,355 (0.7%), 60,278 (less than 0.1%), 314,359
(0.1%), 34,504 (less than 0.1%), 60,700 (less than 0.1%) and 1,801,956 (0.7%)
OP Units,

CUSIP No. _____                       13D                        Page 31 of 36


respectively. As of the date of this filing, CRRE, Logan, Ceriale and RTZ may be deemed to beneficially own 27,078 (less than 0.1%), 22,204 (less than 0.1%), 468,470 (0.2%) and 14 (less than 0.1%) OP Units, respectively.

          Such OP Units represent, in the aggregate, 31,015,575 OP
Units, or approximately 11.4% of the total number of OP Units outstanding as reported in the Issuer's most recently filed Form 10-Q for the quarter ended September 8, 2000. As of the date of this filing, each of the above-mentioned Reporting Persons, acting through each of their respective direct or indirect general partners and members, has the sole power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the above mentioned OP Units beneficially owned by each such Reporting Person.

          In addition, by reason of their status as members of Ceriale, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5 and CRRE may be deemed to beneficially own the 468,470 (0.2%) OP Units beneficially owned by Ceriale. As of the date of this filing, BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5 and CRRE have the shared power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the OP Units beneficially owned by Ceriale.

         By reason of its status as the general partner of BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC, BREA has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units owned by such entities (in each case to the extent that BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II and BOC have such power) and, accordingly, may be deemed to beneficially own 6,067,252 (2.2%) OP Units.

          By reason of its status as the general partner of BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5, BREA II has the shared power to vote or direct the vote and to dispose or direct the disposition of OP Units owned by such entities (in each case to the extent that BRE II, BRE II TE 1, BRE II TE 2, BRE II TE 3, BRE II TE 4, BRE II
TE 5, have such power) and, accordingly, may be deemed to beneficially own 20,777,291 (7.7%) OP Units.

          By reason of the requirement that any disposition of an investment (directly or indirectly) by entities to which BREA and BREA II serves as general partner requires the approval of Schreiber, Schreiber has shared power to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA and BREA II (in each case to the extent that BREA and BREA II has such power) and, accordingly, may be deemed to beneficially own 26,376,073 (9.7%) OP Units which may be deemed to be beneficially owned by BREA and BREA II.

          By reason of its status as the general partner of BREA and BREH, BREA LLC has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA and BREH (in each case to the extent that the BREA and BREH have such power) and, accordingly, may be deemed to beneficially own 7,869,208 (2.9%) OP Units.

          By reason of its status as the general partner of BREA II
and BREH II, BREMA II has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the
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CUSIP No. _____                       13D                        Page 32 of 36

extent that the BREA II and BREH II have such power) and, accordingly, may be deemed to beneficially own 23,565,701 (8.7%) OP Units.

          By reason of its status as the general partner of BREMA II, BREA II LLC has the shared power to vote or direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA II and BREH II (in each case to the extent that the BREA II and BREH II have such power) and, accordingly, may be deemed to beneficially own 23,565,701 (8.7%) OP Units.

          By reason of their ability to control BREA LLC, BREA II LLC, RTZ and Logan, Peterson and Schwarzman have shared power to vote or to direct the vote and to dispose or direct the disposition of the OP Units that may be deemed to be beneficially owned by BREA LLC, BREA II LLC, RTZ and Logan (in each case to the extent that BREA LLC, BREA II LLC, RTZ and Logan have such power) and, accordingly, may be deemed to beneficially own 30,988,657 (11.4%) OP Units.

         By reason of his status as a member with sole beneficial ownership of CRRE, Ceriale may be deemed to beneficially own, in the aggregate, the 495,548 (0.2%) OP Units beneficially owned by CRRE. As of the date of this filing, Ceriale has the sole and shared power to vote or direct the vote and to dispose or direct the disposition (subject to the provisions of the Contribution Agreement and the Partnership Agreement) of the OP Units beneficially owned by CRRE.

         To the best knowledge of each of the Reporting Persons, none of the Reporting Persons has beneficial ownership of, or has engaged in any transaction during the past 60 days in, any OP Units, except as otherwise disclosed herein.

         Pursuant to Rule 13d-4 under the Securities Exchange Act of
1934, as amended (the "Act"), the Reporting Persons declare that the filing of this statement shall not be construed as an admission that any such Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         Item 6 is hereby supplemented as follows:

         Pursuant to the Underwriting Agreement (the "Underwriting
Agreement"), dated as of February 1, 2001, among the Issuer, Salomon Smith Barney Inc. ("Salomon"), Host Marriott Corporation and BRE I, BRE Two, BRE Three, BRE IV, BRECP, BRECP II, BOC, BREH, BRE II, BREH II, BRE II TE 1, BRE
II TE 2, BRE II TE 3, BRE II TE 4, BRE II TE 5 and Logan (collectively, the "Selling Shareholders"), the Selling Shareholders agreed to sell, in
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CUSIP No. _____                       13D                        Page 33 of 36

the aggregate, 12,500,000 shares of Common Stock to Salomon for a price of $12.30 per share. The Common Stock sold by the Selling Shareholders was issued to them by Host Marriott Corporation upon the redemption of 12,500,000 OP Units held by them prior to the closing of the sale of Common Stock. The closing of the sale of Common Stock took place on February 7, 2001. After giving effect to the sale of Common Stock, all Reporting Persons hold, in the aggregate, 31,015,735 OP Units, which are redeemable for cash or (at the election of Host Marriott Corporation) shares of Common Stock (on a one-for-one basis). A copy of the Underwriting Agreement is filed as Exhibit 7 hereto and is incorporated herein by reference.

Item 7.    Material to be filed as Exhibits.


                               INDEX OF EXHIBITS

                                     Description
                                     -----------

      Exhibit 7 Underwriting Agreement, dated as of February 1, 2001, among the Issuer, Salomon, Host Marriott Corporation and the Selling Shareholders.






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CUSIP No. _____                       13D                        Page 34 of 36


                                 SIGNATURES

          After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001
                                    BLACKSTONE REAL ESTATE PARTNERS I L.P.

                                    BLACKSTONE REAL ESTATE PARTNERS TWO L.P.

                                    BLACKSTONE REAL ESTATE PARTNERS THREE L.P.

                                    BLACKSTONE REAL ESTATE PARTNERS IV L.P.

                                    BLACKSTONE RE CAPITAL PARTNERS L.P.

                                    BLACKSTONE RE CAPITAL PARTNERS II L.P.

                                    BLACKSTONE RE OFFSHORE CAPITAL PARTNERS L.P.

                                    BLACKSTONE REAL ESTATE HOLDINGS L.P.

                                    BLACKSTONE REAL ESTATE PARTNERS II L.P.

                                    BLACKSTONE REAL ESTATE HOLDINGS II L.P.

                                    BLACKSTONE REAL ESTATE PARTNERS II.TE.1 L.P.

                                    BLACKSTONE REAL ESTATE PARTNERS II.TE.2 L.P.

                                    BLACKSTONE REAL ESTATE PARTNERS II.TE.3 L.P.

                                    BLACKSTONE REAL ESTATE PARTNERS II.TE.4 L.P.

                                    BLACKSTONE REAL ESTATE PARTNERS II.TE.5 L.P.

                                    CR/RE L.L.C.

                                    BRE LOGAN HOTEL INC.

                                    BRE/CERIALE L.L.C.

                                    RTZ MANAGEMENT CORP.

                                    BLACKSTONE REAL ESTATE ASSOCIATES L.P.

                                    BLACKSTONE REAL ESTATE ASSOCIATES II L.P.

                                    BLACKSTONE REAL ESTATE MANAGEMENT
                                        ASSOCIATES II L.P.

                                    BREA L.L.C.

                                    BREA II L.L.C.

                                    PETER G. PETERSON



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CUSIP No. _____                       13D                        Page 35 of 36


                                    STEPHEN A. SCHWARZMAN

                                    JOHN G. SCHREIBER

                                    JOHN CERIALE

                                    By:     /s/  Gary M. Sumers
                                        -------------------------------
                                         Name:  Gary M. Sumers
                                         Title: Attorney-in-fact

CUSIP No. _____                       13D                        Page 36 of 36


                               INDEX OF EXHIBITS

                                                Description
                                                -----------
      Exhibit 1 Joint Filing Agreement and Power of Attorney dated as of January 8, 1999, among the Reporting Persons relating to the filing of a joint statement on
                                      Schedule 13D, incorporated by reference
                                      to Exhibit 1 to the Schedule 13D.

      Exhibit 1A Second Joint Filing Agreement and Power of Attorney dated as of May 5, 1999, among the Reporting Persons relating to the filing of a joint statement on
                                      Schedule 13D, incorporated by reference
                                      to Exhibit 1A to the Schedule 13D.

      Exhibit 2 Second Amended and Restated Agreement of Limited Partnership of the Issuer, incorporated by reference to Exhibit
                                      3.1 to the Registration Statement of
                                      the Issuer on Form S-4/A (Registration
                                      No. 333-55807).

      Exhibit 3 Contribution Agreement, dated as of April 16, 1998, among Host Marriott Corporation, the Issuer and the Contributors (as defined therein), incorporated by reference to Exhibit
                                      10.18 to the Registration Statement of
                                      the Issuer on Form S-4/A (Registration
                                      No. 333-55807).

      Exhibit 4 Amendment #1 to Contribution Agreement, dated May 8, 1998, incorporated by reference to Exhibit 10.19 to the Registration Statement of the Issuer on Form S-4/A (Registration No. 333-55807).

      Exhibit 5 Amendment #2 to Contribution Agreement, dated May 18, 1998, incorporated by reference to Exhibit 10.20 to the Registration Statement of the Issuer on Form S-4/A (Registration No. 333-55807).

      Exhibit 6 Closing Agreement, dated as of December 30, 1998, between Host Marriott Corporation, the Issuer and the Contributors (as defined therein), incorporated by reference to Exhibit 6 to Schedule 13D.

      Exhibit 7 Underwriting Agreement, dated as of February 1, 2001, among the Selling Shareholders, Salomon, Host Marriott Corporation and the Issuer, incorporated by reference to Exhibit
                                      1.1 to the Current Report of the Issuer
                                      on Form 8-K dated February 7, 2001.